Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-177806) and Form S-8 (333-170814) of LyondellBasell Industries N.V. of our report dated February 29, 2012 relating to the financial statements of LyondellBasell Industries N.V. and our report dated March 17, 2011, except for the guarantor information presented in Note 26 to the consolidated financial statements, as to which the date is June 20, 2011, and except for Revision II described in Note 2 (not presented herein) to the consolidated financial statements in the Registration Statement on Form S-4/A (333-175077) of LyondellBasell Industries N.V. filed on September 6, 2011, as to which the date is August 12, 2011relating to the financial statements of the predecessor to LyondellBasell Industries N.V., which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

February 29, 2012